Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
        Senior Vice President, Chief Financial Officer
        M/I Homes, Inc.
              (614) 418-8011
M/I Homes Reports New Contracts and
Homes Delivered; Record Backlog exceeds $1 billion

Columbus, Ohio (July 12, 2005) - M/I Homes, Inc. (NYSE:MHO) announces new contracts, homes delivered, and record backlog for the three and six-month periods ended June 30, 2005.

New contracts for 2005’s second quarter rose 4% to 1,172 from 2004’s second quarter of 1,128. For the first six months, 2005’s new contracts were 2,250 compared to 2,440 in 2004. Homes delivered for the three months ended June 30, 2005 declined to 853 from 2004’s record 1,097 in the same period. For the six months ended June 30, 2005, homes delivered were 1,628, down 17% from 2004’s record-setting 1,968.

The backlog of homes at June 30, 2005 reached a sales value of more than $1 billion for the first time in the company’s 29-year history at $1.052 billion, with record units and average sales price of 3,310 and $318,000, respectively. Backlog of homes at June 30, 2004 had a sales value of $887 million with an average sales price of $283,000 and backlog units of 3,130. M/I had 127 active subdivisions at June 30, 2005 compared to 135 at June 30, 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to report higher new contracts in the second quarter along with our record-setting backlog. As expected, our homes delivered were down from 2004’s record-setting second quarter due primarily to a lower community count and soft market conditions in our three Midwest markets. Our current expectations are to deliver approximately 4,600 homes for the year and for 2005 new contracts to exceed 2004’s levels by approximately 15%. Demand in our Florida and Washington, D.C. markets remains strong and our North Carolina markets continue to improve. We are very excited about our recent acquisition of Shamrock Homes and the positive strategic impact it will have on our Orlando operations. We remain on target to have 150 communities open by year end. Finally, we expect a strong second half of the year and remain optimistic that 2005 will be M/I’s tenth consecutive record year.”
The Company expects to report second quarter financial results on July 28. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through July 28, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Greater Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Six months ended
	June 30,			June 30,

			%			%
	2005	2004	Change	2005	2004	Change

Ohio &
Indiana	548	561	(2)	1,191	1,431	(17)

Florida	432	364	19	719	669	7

NC, VA
& MD	192	203	(5)	340	340	-

	1,172	1,128	4	2,250	2,440	(8)

HOMES DELIVERED
	Three months ended			Six months ended
	June 30,			June 30,

			%			%
	2005	2004	Change	2005	2004	Change

Ohio &
Indiana	522	685	(24)	938	1,262	(26)

Florida	202	278	(27)	449	501	(10)

NC, VA
& MD	129	134	(4)	241	205	17

	853	1,097	(22)	1,628	1,968	(17)

BACKLOG
	June 30, 2005			June 30, 2004
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,563	$ 441	$282,000	1,807	$481	$266,000

Florida	1,366	$ 422	$309,000	946	$252	$266,000

NC, VA
& MD	381	$ 189	$497,000	377	$154	$409,000

	3,310	$1,052	$318,000	3,130	$887	$283,000